Exhibit 3.42

SECOND AMENDMENT

This Second Amendment (the “Amendment”) to the Operating Agreement of JAXPET, LLC (the “Company”) dated as of March 6, 2000 (the “Agreement”), is made and entered into as of February 24, 2006 by USCC Florida Acquisition Corp., the sole member and manager of the Company (the “Member/Manager”).

W I T N E S S E T H :

WHEREAS, in connection with the entering into of the Pledge Agreement (as defined below), the Member/Manager desires to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.             Amendment.  The Agreement is hereby amended by adding new ARTICLE XV as follows:

“ARTICLE XV

RIGHTS OF AGENT

Section 15.01.  In the event that MCG Capital Corporation (together with any successor thereto, “Agent”) exercises its rights and remedies (the “Pledge Rights”) during the existence of an Event of Default (as defined in the Pledge Agreement (as defined below)) under and in accordance with that certain Ownership, Pledge, Assignment and Security Agreement between Agent and JAXPET, LLC (the “Pledge Agreement”), delivered in connection with that certain Credit Facility Agreement dated as of February 17, 2006 among JAXPET, LLC, Agent, OnCURE Medical Corp., all direct and indirect subsidiaries and affiliates of OnCURE Medical Corp., and certain financial institutions (as amended, restated, supplemented or otherwise modified from time to time, “Credit Agreement”), notwithstanding anything contained in this Agreement to the contrary:  (a) Agent shall be entitled to remove any or all of the Managers and appoint any representatives of Agent or any other person or entity, as Agent elects, to be the Manager(s) in order to fill the vacancy created by such removal and the Members shall not have the right to remove the Managers so appointed by Agent or to elect any new or additional Managers, and (b) any limitations contained in this Agreement inconsistent with the provisions of the Pledge Agreement or this Article shall thereupon be deemed waived, void and of no further force and effect until all of the Obligations (as defined in the Credit Agreement) of JAXPET, LLC to Agent under the Credit Agreement have been fully and finally paid, including, without limitation (i) any provision that requires approval of actions by a “Majority in Interest”, and (ii) provisions requiring the approval of the “Board of Managers” for certain actions, it being agreed that the Board of Managers may be replaced by a sole Manager at Agent’s option.  Following the full and final payment to Agent of the Obligations under the Credit Agreement, all such provisions shall be deemed to be reinstated and in full force and effect.

Section 15.02.  Notwithstanding anything contained in this Agreement to the contrary, all restrictions on transfer and assignability of any Member’s interests in JAXPET, LLC shall be inapplicable, and of no force and effect, as to any transfer of any interests in JAXPET, LLC to Agent (or any nominee affiliate, successor, assignee or transferee thereof) in accordance with the Pledge Agreement.

Section 15.03.  Neither the Members nor Managers will amend this Agreement to provide that any limited liability company interests in JAXPET, LLC are not securities governed by Article 8 of the Uniform Commercial Code or otherwise “opt out” of Article 8 of the Uniform Commercial Code.

Section 15.04.  The provisions of this Article shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and any future Members or Managers and their respective successors and assigns.

Section 15.05.  None of the provisions of this Article XV or any other provision of this Agreement may be amended in any way which alters, limits, restricts or adversely affects Agent’s ability to exercise its Pledge Rights, other rights under the Pledge Agreement or the intended result thereof, without the prior written consent of Agent.”

2.             Continuing Effect of the Agreement.  Except as expressly amended or modified hereby, the provisions of the Agreement are and shall remain in full force and effect and are hereby ratified and confirmed.

3.             Applicable Law.  This Amendment shall be construed in accordance with, and governed by, the laws of the State of Florida as applied to contracts made and to be performed entirely within the State of Florida.

4.             Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute a single agreement.

[Signature Page Follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year set forth above.

Sole Member and Manager:

USCC FLORIDA ACQUISITION CORP.

By:	/s/ Jeffrey A. Goffman
Name: Jeffrey A. Goffman
Title: President